CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-14 of the U.S. Global Investors Funds and to the use of our report dated February 28, 2020 on the financial statements and financial highlights of All American Equity Fund and Global Luxury Goods Fund (formerly, Holmes Macro Trends Fund), each a series of shares of beneficial interest in U.S. Global Investors Funds. Such financial statements and financial highlights appear in the December 31, 2019 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania
July 7, 2020